Exhibit 5.1

Akari Therapeutics plc

C/O Pearl Cohen Zedek Latzer Baratz UK LLP

One Pancras Square

London

N1C 4AG

15 October 2015

Dear Sirs

AKARI THERAPEUTICS PLC (THE "COMPANY")

This opinion (“Opinion”) is being delivered to you in connection with the filing by the Company of a registration statement on form S-3 ("Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale of 395,881,100 ordinary shares of £0.01 each in the capital of the Company (the "Resale Ordinary Shares") by certain selling shareholders which were allotted to such shareholders pursuant to a Securities Purchase Agreement dated 17 August 2015 (“Agreement”).

For the purposes of this Opinion, we have examined only the following and, without limitation, we have not made any other enquiries of the Company or otherwise:

1.1	an on-line search of Companies House in respect of the Company on the day before the date of this Opinion (“Companies Registry Search”) and oral enquiries regarding any entry in respect of the Company on the Central Index of Winding Up Petitions on the day before the date of this Opinion (the “Central Index Search”) (together, the “Searches and Enquiries”);

1.2	the articles of association and memorandum of association of the Company in the form provided to us by the Company; and

1.3	a copy of the minutes of a meeting of the board of directors of the Company dated 11 August 2015, which approved the allotment of the Resale Ordinary Shares (“Board Resolutions”).

1.	Opinions

Subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1.1	the allotment of the Resale Ordinary Shares has been duly authorized by all necessary corporate or other organizational action and the Resale Ordinary Shares are validly issued and fully paid and nonassessable. For the purposes of this Opinion, we have assumed that the term “non-assessable” in relation to the Resale Ordinary Shares means under English law that holders of such Resale Ordinary Shares, in respect of which all amounts due on such Resale Ordinary Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Resale Ordinary Shares; and

1.2	the Searches and Enquiries not revealing any of the same, that on the date of this Opinion no members or creditors’ voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator, liquidator, provisional liquidator, trustee or similar officer has been appointed in relation to the Company or any of its assets.

2.	Assumptions

For the purposes of this Opinion we have assumed (without making any investigation) that:

2.1	the Company received the issue proceeds of the Resale Ordinary Shares and that the subscribing shareholders were duly entered in the register of members of the Company;

2.2	the Company received in full in cash the subscription price payable for the Resale Ordinary Shares and the Company shall have entered the holder or holders thereof in the register of members of the Company showing that all the Resale Ordinary Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

2.3	any documents submitted to us as originals are authentic, final and complete, all signatures, stamps and seals on the documents submitted to us are genuine and all documents submitted to us as copies are final and complete and conform to the original documents;

2.4	in respect of all parties to the Agreement other than the Company:

(i)	each of the parties to the Agreement (other than the Company) is duly established and validly existing in accordance with the laws of its place of establishment;

(ii)	such parties have capacity, power and authority to enter into and perform their obligations under the Agreement;

(iii)	the Agreement have been duly executed and delivered by such parties in compliance with all requisite corporate authorisations by each such party; and

(iv)	the obligations of all such parties are binding upon such parties under all applicable laws;

2.5	the copies of the Articles of Association and Memorandum of Association provided by the Company to us are complete, accurate and up to date as at the date of this Opinion and, without verifying this, we have assumed that those forms are identical to the copies contained in our Company Search;

2.6	the Agreement has been executed by the person(s) authorised to execute the same by the resolutions of the board of directors of the Company;

2.7	the Board Resolutions:

(i) were duly passed at a properly convened meeting of the board of duly appointed directors of the Company at which a quorum was present at all times and those directors attending acted in good faith throughout; and

(ii) have not been amended or rescinded and are in full force and effect,

and due disclosure has been made by each director of any interest they have in the transactions to which the Agreement relates in accordance with the provisions of sections 177 and 182 of the Companies Act 2006 (“2006 Act”) and the Articles of Association of the Company and that no director has any such interest except to the extent permitted by the Articles of Association of the Company;

2.8	there are no agreements, letters or other arrangements having contractual effect which modify the terms of, or affect, the Agreement or which render a party to the same incapable of or prohibit it from performing its obligations under the Agreement and no provision of the Agreement has been waived;

2.9	in relation to the Company Search and the Winding-up Search:

2.9.1	all documents, forms and notices which should have been delivered to the Registrar of Companies by or on behalf of the Company have been delivered;

2.9.2	the results of the Company Search and the Winding-up Search were complete, accurate and up to date at the time that they were obtained;

2.9.3	no additional matters would have been disclosed by any search undertaken at Companies House or enquiry made of the Central Registry of Winding-up Petitions in relation to the Company after the Company Search was obtained or, as the case may be, the Winding-up Search was carried out or by a search of any District Registry of the High Court in relation to the Company at any time;

2.10	in relation to the Company and its members:

(i)	the execution of the Agreement by the Company was a proper use of the powers of its directors acting in accordance with their duties and in good faith; and

(ii)	in entering into the Agreement, the Company acted in good faith;

2.11	immediately after the execution of the Agreement each of the parties to them was solvent and:

(i)	no steps have been taken by any person with a view to achieving the dissolution of the Company and the Company has not passed a resolution for voluntary winding up;

(ii)	no petition has been presented, or order made, for the winding up of the Company;

(iii)	no application has been made to court for an administration order or notice of an intention to appoint an administrator filed or given in relation to the Company;

(iv)	no liquidator, receiver, receiver and manager, administrative receiver, administrator or similar officer has been appointed in relation to the whole Company or any part of its assets, rights or revenues;

(v)	the Company is not unable or capable of being deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (for which purpose account is to be taken of its contingent and prospective liabilities);

(vi)	no steps have been taken by any person to obtain a moratorium in relation to the Company;

(vii)	there is no composition or arrangement with the Company's creditors in place, including (without prejudice to the generality of the foregoing) a voluntary arrangement under the Insolvency Act 1986 or a scheme of arrangement under the 2006 Act and there are no proposals for any such composition or arrangement to be entered into; and

(viii)	no proceedings have been commenced under any law, regulation or procedure relating to the reconstruction or adjustment of the Company's debts.

2.12	none of the parties is or will be seeking to achieve any purpose not apparent from the Agreement which might render them illegal or void;

2.13	as at each date of allotment and issue of the Resale Ordinary Shares and grant of rights to subscribe for Resale Ordinary Shares, the directors of the Company had sufficient authority and powers conferred on them to allot and issue such Resale Ordinary Shares and grant such rights (as applicable) under section 551 of the 2006 Act and under section 570 of the 2006 Act as if section 561 of the 2006 Act did not apply to such allotment and issue or grant, and the directors of the Company shall not allot or issue (or purport to allot or issue) Resale Ordinary Shares and shall not grant rights (or purport to grant rights) to acquire Resale Ordinary Shares in excess of such powers or in breach of any other limitation on their powers to allot and issue Resale Ordinary Shares or grant rights to acquire Resale Ordinary Shares;

2.14	there are no provisions of the laws of any jurisdiction outside England which:

(i)	would be contravened by the execution or performance of the Agreement; or

(ii)	would otherwise have any implication for the opinions which we express; and

2.15	insofar as any obligation under the Agreement falls to be performed in any jurisdiction outside England, its performance:

(i)	will not be illegal or adversely affected by virtue of the laws or regulations of, or applicable in, that jurisdiction; or

(ii)	would not otherwise have any implication for the opinions which we express.

Qualifications

3.	The opinions which are expressed in this letter are subject to the following qualifications:

3.1	notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrative receiver or administrator may not be filed with or scanned by the Registrar of Companies immediately and there may be a delay in the relevant notice appearing on the public file of the company concerned;

3.2	a company search is not capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented or an administration application has been made or notice of intention to appoint an administrator has been given;

4.	For the purposes of this Opinion we have not investigated and make no comments with regard to any warranties, facts, opinions or representations in the Agreement or on their accuracy or adequacy.

5.	The opinions expressed in this letter are strictly limited to the matters stated herein and do not apply by implication to other matters.

This Opinion speaks only as at the date hereof.  Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressees (or any third party) of any changes in the law or facts that may occur after the date of this Opinion.

This Opinion is given on condition that it is governed by and shall be construed in accordance with English law in force and as interpreted at the date of this Opinion and that any action arising out of this Opinion is subject to the exclusive jurisdiction of the English courts.

This Opinion is given solely in connection with the filing of the Registration Statement by or on behalf of the Company. We hereby consent to the filing of this Opinion in its full form as an exhibit to the Registration Statement.

Yours faithfully

/s/ DLA Piper UK LLP
DLA Piper UK LLP

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